NEWS RELEASE

CPS Announces $267.5 Million Senior Subordinate Asset-Backed Securitization

IRVINE, California, December 17, 2014 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its fourth term securitization in 2014.  The transaction is CPS's 15th senior subordinate securitization since the beginning of 2011 and the third consecutive securitization to receive a triple “A” rating on the senior class of notes.

In the transaction, qualified institutional buyers purchased $267,500,000 of asset-backed notes secured by automobile receivables purchased by CPS.  The sold notes, issued by CPS Auto Receivables Trust 2014-D, consist of five classes.  Ratings of the notes were provided by Moody’s and DBRS and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.
Note Class	Amount	Interest Rate	Average Life	Price	Moody’s Rating	DBRS Rating
A	$178.6 million	1.49%	1.21 years	99.99719%	Aa2	AAA
B	$40.1 million	2.95%	2.97 years	99.98374%	Aa3	A
C	$28.1 million	4.35%	3.70 years	99.98868%	Baa2	BBB
D	$12.0 million	5.33%	4.08 years	99.96979%	Ba3	BB
E	$8.7 million	6.21%	4.08 years	99.97521%	B2	B

The weighted average effective coupon on the notes is approximately 3.07%.

The 2014-D transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 4.00% of the then-outstanding receivable pool balance.

The transaction utilizes a pre-funding structure, in which CPS sold approximately $182.2 million of receivables today and plans to sell approximately $85.3 million of additional receivables during January 2015. This further sale is intended to provide CPS with long-term financing for receivables purchased primarily in the month of December.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law.  All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.
Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact
Jeffrey P. Fritz, Chief Financial Officer
949 753-6800